Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 of our reports dated November 2, 2007 and February 1, 2008 relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Forms 10-Q for the quarters ended September 28, 2007 and December 28, 2007.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 1, 2008